Exhibit 3.2

AMENDMENT
TO
CERTIFICATE OF FORMATION
OF
RIO VISTA GP LLC

ARTICLE I.  The name of he limited liability company is Rio Vista GP LLC.

ARTICLE II.  This Amendment amends and changes paragraph “FIRST” of the original Certificate of Formation to read as follows:

FIRST.  The name of the limited liability company formed hereby is Central Energy GP LLC.

IN WITNESS WHEREOF, the undersigned sole Member of Rio Vista GP LLC has executed this Amendment to Certificate of Formation this 28th day of December, 2010.

SOLE MEMBER:

Central Energy, L.P.
By: Central Energy, LLC
Its: General Partner

By: /s/ Imad Anbouba
Imad Anbouba,
Managing Member

By: /s/ Carter R. Montgomery
Carter R. Montgomery,
Managing Member